Andre Davis
Cahill Gordon & Reindel
80 Pine Street
New York, NY
10005-0000

December 13th, 2001

        Re: Registration Statement on From S-3 of XL Capital Ltd, XL Capital Finance (Europe) PLC, XL Capital Trust I, XL Capital Trust II, and XL Capital Trust III.

Dear Andre:

C T Corporation System, located at 111 Eighth Avenue, New York, New York 10011, hereby accept its appointment as agent for service of process for XL Capital Ltd, XL Capital Finance (Europe) PLC, XL Capital Trust I, XL Capital Trust II, XL Capital Trust III in connection with the Registration Statement.

Any process received by us will be forwarded to:

                           XL House
                           One Bermudiana Road
                           Hamilton HM11
                           Bermuda
                           Attn:  Paul S. Giordano
                           (441) 292-8515

Any process received by us will be forwarded to:

                           XL Capital Finance (Europe) PLC
                           35 Basinghall Street
                           London EC2V 5DB
                           England


Any process received by us will be forwarded to:

                           Immanuel Kohn, Esq.
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, NY
                           10005-1702
                           (212) 701-3000


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We acknowledge receiving $1,705.00 in payment of our charge for this appointment. XL Capital Ltd, XL Capital Finance (Europe) PLC, XL Capital Trust I, XL Capital Trust II and XL Capital Trust III will be invoiced annually at our then-current renewal rate so long as such invoices continue to be paid, or until we are advised in writing to discontinue our representation.

Our continued representation is contingent upon our receipt of timely payment of our charges for services.

Very truly yours,

/s/ Debbie Diaz
Debbie Diaz
Associate/Customer Specialist

Ord. # 4979576